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                                                                 EXHIBIT 99.2

               THE NASDAQ STOCK MARKET
               LISTING QUALIFICATIONS DEPARTMENT
[NASDAQ LOGO]  9600 BLACKWELL ROAD
               ROCKVILLE, MD 20850

By Facsimile and First Class Mail

May 26, 2005

Mr. Robert De Vaere
Vice President, Finance and Administration
 and Chief Financial Officer
Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, California 92121

Re: Epimmune Inc. (the "Company")
    Nasdaq Symbol: EPMN

Dear Mr. De Vaere:

For the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule"). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until November 22, 2005, to regain compliance.(1) If, at anytime before November 22, 2005, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it has achieved compliance with the Rule.(2)

If the Company does not regain compliance with the Rule by November 22, 2005, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to delist its securities to a Listings Qualifications Panel. Alternatively, the Company also may want to consider applying to transfer its securities to The Nasdaq SmallCap Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c).(3) If its application is approved, the Company will be afforded the remainder of this market's second 180

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(1) The 180 day period relates exclusively to the bid price deficiency. The
    Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.
(2) Marketplace Rule 4450(e)(2) states in part that, "Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down)."
(3) Other than the minimum bid price requirement of Marketplace Rule 4310(c)(4). The Company may also submit an application to transfer to The Nasdaq SmallCap Market prior to the expiration of this first 180 calendar day compliance period.

Mr. Robert De Vaere
May 26, 2005
Page 2

calendar day compliance period in order to regain compliance while on The Nasdaq SmallCap Market.

Please note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification letter within four business days.(4) Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at (301)
978-8048.

Sincerely,


/s/ Marilyn Bacot
Marilyn Bacot
Senior Analyst
Nasdaq Listing Qualifications


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(4) See, SEC Release NO. 34-49424.